                                                                   EXHIBIT 10.10

                                 LOAN AGREEMENT

                                  JULY 16, 2002

LENDERS:                                        BORROWERS:

J. OLIVER CUNNINGHAM TRUST                      U.S. REALTEL, INC.
   DATED FEBRUARY 26, 1971
ANNE C. MCCLURE TRUST                           CYPRESS COMMUNICATIONS, INC.
   DATED FEBRUARY 26, 1971
JANE C. WARRINER TRUST
   DATED FEBRUARY 26, 1971
NORO-MOSELEY PARTNERS V, L.P.
WAKEFIELD GROUP III LLC

                                TABLE OF CONTENTS

1.   DEFINITIONS AND INTERPRETATIONS...........................................     1

     1.1   Definitions.........................................................     1
     1.2   Accounting Terms....................................................     6
     1.3   Interpretation......................................................     6

2.   TERM LOAN; GENERAL TERMS..................................................     7

     2.1   Term Loan; Warrants.................................................     7
     2.2   Evidence of Debt....................................................     8
     2.3   Amount and Maintenance of Term Loan.................................     8
     2.4   Interest Rate.......................................................     8
     2.5   Borrowing Procedures................................................     8
     2.6   General Provision...................................................     8
     2.7   Deliveries..........................................................     9
     2.8   Loan Fee............................................................    10

3.   PAYMENTS .................................................................    11

     3.1   Loan Account; Method of Making Payments.............................    11
     3.2   Payment Terms.......................................................    11
     3.3   Application of Payments and Collections.............................    11
     3.4   Records.............................................................    12

4.   WARRANTIES AND REPRESENTATIONS............................................    12

     4.1   General Warranties and Representations..............................    12
     4.2   Survival of Warranties and Representations..........................    15

5.   COVENANTS AND CONTINUING AGREEMENTS.......................................    15

     5.1   Affirmative Covenants...............................................    15
     5.2   Negative Covenants..................................................    17
     5.3   Payment of Charges..................................................    18
     5.4   Insurance; Payment of Premiums......................................    18
     5.5   Survival of Obligations Upon Termination of Agreement...............    19

6.   EVENTS OF DEFAULT; RIGHTS OF REMEDIES.....................................    19

     6.1   Event of Default....................................................    19
     6.2   Acceleration of the Liabilities.....................................    22
     6.3   Default Interest Rate...............................................    22
     6.4   Effect of a WorldCom Default........................................    22

7.   MISCELLANEOUS.............................................................    22

     7.1   Modification of Agreement; Sale of Interest.........................    22
     7.2   Attorneys' Fees and Expenses; Lender's Out-of-Pocket Expenses.......    22
     7.3   No Offset; Right to Charge Accounts.................................    23
     7.4   Waiver by Lender....................................................    23
     7.5   Severability........................................................    23
     7.6   Parties; Entire Agreement...........................................    24
     7.7   Conflict of Terms...................................................    24
     7.8   Waiver by Borrowers.................................................    24
     7.9   Waiver and Governing Law............................................    24
     7.10  Notice..............................................................    25
     7.11  Section Titles, Etc.................................................    27
     7.12  Oliver Lenders......................................................    27
     7.13  Tax Treatment.......................................................    27

8.   CROSS-GUARANTY............................................................    27
     8.1   Cross-Guaranty......................................................    27
     8.2   Waivers by Borrowers................................................    28
     8.3   Benefit of Guaranty.................................................    28
     8.4   Subordination of Subrogation, Etc...................................    28
     8.5   Election of Remedies................................................    28
     8.6   Limitation..........................................................    29
     8.7.  Contribution with Respect to Guaranty Obligations...................    29
     8.8   Liability Cumulative................................................    30

EXHIBITS
--------
Exhibit A-1                        Permitted Debt
Exhibit A-2                        Permitted Liens
Exhibit B (Section 2.2)            Form of Term Notes
Exhibit C (Section 2.7(A)(vii))    Form of Opinion of Counsel
Exhibit D (Section 2.7(A)(viii))   Form of Warrants
Exhibit E (Section 2.7(A)(ix))     Form of Noteholder Intercreditor Agreement
Exhibit F (Section 2.7(A)(x))      Form of Senior Lender Intercreditor Agreement
Exhibit G (Section 4.1(F))         Litigation
Exhibit H (Section 4.1(L))         Subsidiaries

SCHEDULES
---------
Schedule 2.1                       Term Loan Commitments and Warrant Shares
Schedule 4.1(N)                    Intellectual Property

                                 LOAN AGREEMENT

      THIS LOAN AGREEMENT (this "AGREEMENT") is made as of this 16th day of July, 2002, by and among J. Oliver Cunningham Trust dated February 26, 1971, an Indiana trust (the "CUNNINGHAM TRUST"), the Anne C. McClure Trust dated February 26, 1971, an Illinois trust (the "MCCLURE TRUST") the Jane C. Warriner Trust dated February 26, 1971, an Indiana trust (the "WARRINER TRUST" and together with the Cunningham Trust and the McClure Trust, the "OLIVER LENDERS"), Noro-Moseley Partners V, L.P., a Georgia limited partnership ("NORO-MOSELEY") Wakefield Group III, LLC a North Carolina limited liability company ("WAKEFIELD"; each of the Oliver Lenders, Noro-Moseley and Wakefield are a "LENDER" and together are the "LENDERS"), U.S. RealTel, Inc., a Delaware corporation and Cypress Communications, Inc., a Delaware corporation (each herein called a "BORROWER" and collectively, the "BORROWERS").

      WHEREAS, Borrowers desire to borrow funds and obtain other financial accommodations from Lenders, and Lenders are willing to make a term loan and provide other financial accommodations to Borrowers upon the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of the term loan or extension of credit previously, now or to be made to or for the benefit of Borrowers by Lenders, the parties agree as follows:

1.    DEFINITIONS AND INTERPRETATIONS.

      1.1 DEFINITIONS. When used in this Agreement, the following terms shall have the following meanings:

            "AFFILIATE" shall mean any and all Persons which directly or indirectly, own or control, are controlled by or are under common control with either Borrower, and any and all Persons from whom, in the sole and absolute judgment of Lenders, either Borrower has not or is not likely to exhibit independence of decision or action. For the purpose of this definition and where otherwise applicable herein, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of at least 20% of the voting securities of such Person, by contract or otherwise.

            "ANCILLARY AGREEMENTS" shall mean all agreements, instruments and documents, including without limitation, notes, guaranties, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, trust account agreements and all other written matter whether previously, now, or to be executed by or on behalf of any Borrower or any other Person or delivered to any Lender or any Participant with respect to this Agreement.

            "BUSINESS DAY" shall mean, any day other than a Saturday, Sunday or legal holiday in the State of Georgia on which commercial banks are open for business in Atlanta, Georgia.

            "CAPITALIZED LEASE OBLIGATIONS" shall mean for any period the amounts payable with respect to leases of tangible or intangible property of any character, however denoted, which is required by generally accepted accounting principles to be reflected as a liability on the face of the balance sheet.

            "CHARGES" shall mean all national, federal, state, county, city, municipal, or other governmental (including, without limitation, the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Liabilities,
      (ii) Borrowers' employees, payroll, income or gross receipts, (iii) Borrowers' ownership or use of any of their assets or (iv) any other aspect of Borrowers' business.

            "CLOSING" shall have the meaning ascribed to it in Section 2.7(A).

            "CONVERTIBLE NOTES" shall mean Indebtedness of U.S. RealTel, Inc. of up to $10,000,000 pursuant to its 7.5% fixed rate convertible notes due July 1, 2009 issued to the Oliver Lenders, Noro-Moseley and Wakefield.

            "DEFAULT" shall mean any event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

            "DOLLARS" and the symbol "$" shall mean the lawful currency of the United States of America.

            "ENVIRONMENTAL LAWS" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "EVENT OF DEFAULT" shall mean the occurrence or existence of any one or more of the events described in Section 6.1.

            "FIXED RATE" shall mean 14% per annum.

            "FIXED RATE LOAN" shall mean any Loan bearing interest at the Fixed Rate, issued pursuant to the terms of this Agreement.

            "INDEBTEDNESS" shall mean all of Borrowers' liabilities, obligations and indebtedness to any Person of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed, or otherwise, previously, now or to be owing, due, or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law, or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes (i) the Liabilities, (ii) all obligations or liabilities of any Person that are secured by any Lien upon property owned by Borrowers, even though Borrowers have not assumed or become liable for the payment thereof, (iii) all obligations or liabilities created or arising under any lease of real or personal property, including Capitalized Lease Obligations, or conditional sale or other title retention agreement with respect to property used or acquired by Borrowers, even though the rights and remedies of the lessor, seller or lender, thereunder are limited to repossession of such property, (iv) all unfunded pension fund obligations and liabilities and (v) deferred taxes.

            "INDEBTEDNESS FOR BORROWED MONEY" shall mean for any Person (without duplication) (i) all Indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including but not limited to the issuance of debt securities), (ii) all Indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than thirty (30) days past due), (iii) all Indebtedness secured by any lien upon property of such Person, whether or not such Person has assumed or become liable for the payment of such Indebtedness, (iv) all Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

            "INTEREST PAYMENT DATE" shall mean the first Business Day of each month, the Term Loan Maturity Date and any other date on which such Term Loan is paid in full or otherwise satisfied.

            "INTEREST RATE" shall mean the interest rate determined in accordance with Section 2.4.

            "KNOWLEDGE" shall mean with respect to any Borrower, the actual knowledge or awareness of a particular fact or circumstance by any executive officer or other key employee of such Borrower having administrative or managerial responsibility for such fact or circumstance, upon due inquiry of all Persons who may reasonably be expected to have knowledge of such fact or circumstance.

            "LIABILITIES" shall mean all of Borrowers' liabilities, obligations and indebtedness to each Lender of any and every kind and nature, whether primary, secondary, direct, absolute, contingent, fixed, or otherwise (including, without limitation, interest, charges, expenses, attorneys' fees and other sums chargeable to Borrowers by such Lender, future advances made to or for the benefit of Borrowers and obligations of performance), whether arising under this Agreement or under any of the Ancillary Agreements, whether previously, now or to be owing, arising, due, or payable from Borrowers to such Lender, however evidenced, created, incurred or owing and however arising, whether under written or oral agreement, operation of law, or otherwise, other than Indebtedness of U.S. RealTel, Inc. owing under the Convertible Notes.

            "LIEN" means any mortgage, pledge or lease of, security interest in or lien, charge, restriction or encumbrance on any Property of the Person involved in favor of or which secures any obligation to, any Person.

            "LOAN" shall mean any advance (or portion thereof) made by any Lender to Borrowers under the Term Loan.

            "LOAN ACCOUNT" shall have the meaning ascribed to it in Section 3.1.

            "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, property, assets, operations or conditions, financial or otherwise, of Borrowers and their respective Subsidiaries, taken as a whole.

            "NOTICE OF BORROWING" shall mean a Notice of Borrowing described in
      Section 2.5.

            "PARTICIPANT" shall mean any Person, now or at any time or times to be, participating with any Lender in the Term Loan made by such Lender to Borrowers pursuant to this Agreement and the Ancillary Agreements.

            "PERMITTED DEBT" shall mean:

                  (i) the Liabilities;

                  (ii) any unsecured Indebtedness arising in the ordinary course of business of Borrowers and consistent with such Borrower's past practice, including trade payables, utility costs, payroll and benefit obligations, accrued tax liabilities and other non-extraordinary accounts payable but excluding Indebtedness for Borrowed Money;

                  (iii) the Senior Debt;

                  (iv) the Convertible Notes; and

                  (v) such other Indebtedness described on EXHIBIT A-1 attached hereto.

            "PERMITTED LIENS" shall mean:

                  (i) Liens and encumbrances in favor of any Lender to secure the Liabilities, whether granted under or established by this Agreement, the Ancillary Agreements, or otherwise;

                  (ii) Liens for taxes, assessments or other governmental
            charges incurred by Borrowers in the ordinary course of business and for which no interest, late charge or penalty is attaching or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books;

                  (iii) Liens, not delinquent, incurred by Borrowers in the
            ordinary course of business created by statute in connection with worker's compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

                  (iv) Liens incurred by Borrowers in favor of mechanics,
            materialmen, carriers, warehousemen, landlords or repairmen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business that are not overdue for a period of more than 30 days or which are being contested in good faith;

                  (v) Liens securing the Senior Debt; and

                  (vi) any existing Liens and encumbrances identified in EXHIBIT
            A-2 hereto to secure Indebtedness.

            "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department).

            "PROPERTY" shall mean any and all rights, titles and interests in and to any and all property whether real or personal, tangible (including cash) or intangible, and wherever situated and whether now owned or hereafter acquired.

            "REPORTABLE EVENT" shall have the meaning ascribed to it in Section 4.1(I).

            "SENIOR DEBT" shall mean Indebtedness of Cypress Communications, Inc. owing to the Senior Lender in an aggregate principal amount not to exceed $15,000,000.

            "SENIOR LENDER" shall mean Silicon Valley Bank.

            "SUBSIDIARY" shall mean any corporation, partnership, limited liability company or other legal entity of which either Borrower owns directly or indirectly 50% or more of the outstanding voting stock or interests or other interests, or of which either Borrower has effective control by contract or otherwise.

            "TERM LOAN" shall have the meaning ascribed to it in Section 2.1.

            "TERM LOAN COMMITMENT" shall have the meaning ascribed to it in
      Section 2.1.

            "TERM LOAN MATURITY DATE" shall mean the earlier of (i) the Business Day immediately following the maturity, acceleration or termination of the Senior Debt, and (ii) July 16, 2005.

            "TERM NOTES" shall have the meaning ascribed to it in Section 2.2.

            "WORLDCOM ACQUISITION" shall mean the acquisition of the WorldCom Assets as contemplated by the WorldCom Acquisition Agreement.

            "WORLDCOM ACQUISITION AGREEMENT" shall mean that certain Asset Purchase Agreement, by and among Intermedia Communications, Inc., Shared Technologies Fairchild, Inc., Shared Technologies Fairchild Telecom, Inc., MCI WorldCom Communications, Inc., WorldCom, Inc. (collectively, the "WORLDCOM PARTIES"), and Cypress Communications, Inc., dated as of May 31, 2002, as amended by that Amendment No. 1 to Asset Purchase Agreement among the WorldCom Parties and Cypress Communications, Inc., dated as of July 16, 2002.

            "WORLDCOM AGREEMENTS" shall mean (i) the WorldCom Acquisition Agreement, (ii) the agreements to provide and perform certain services in connection therewith and (iii) all documents and agreements executed in connection with the WorldCom Acquisition Agreement.

            "WORLDCOM ASSETS" shall mean those certain assets for shared tenant telecommunications services currently owned by WorldCom and its Subsidiaries and which are to be purchased under the WorldCom Acquisition Agreement.

            "WORLDCOM BUSINESS" shall mean the assets being purchased under the WorldCom Acquisition Agreement for providing shared tenant telecommunications services in various locations utilizing in-building distribution networks.

      1.2 ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles.

      1.3 INTERPRETATION. In this Agreement and each Ancillary Agreement, unless a clear contrary intention appears:

            (a) the singular number includes the plural number and vice versa;

            (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by such documents, and reference to a Person in a particular capacity excludes such Person in any other capacity;

            (c) reference to either gender includes the other gender;

            (d) reference to any agreement (including this Agreement and the Schedules and Exhibits and the Ancillary Agreements) documents or instruments means such agreement, document or instrument as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof and, if applicable, the terms hereof and the Ancillary Agreements, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

            (e) reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder;

            (f) reference to any Article, Section, paragraph, clause, other subdivision, Schedule, or Exhibit means such Article, Section, paragraph, clause or other subdivision of this Agreement or Schedule or Exhibit to this Agreement;

            (g) "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

            (h) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

            (i) relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

            (j) references herein to any Subsidiary shall apply only during such times as the Borrowers have any Subsidiary(ies).

2.    TERM LOAN; GENERAL TERMS.

      2.1 TERM LOAN; WARRANTS. Each Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make available for Borrowers' use a term loan (the "TERM LOAN") in the amount set forth opposite such Lender's name in Schedule 2.1 under the heading "Term Loan Commitments" (such amount being referred to herein as such Lender's "TERM LOAN COMMITMENT"). Repayments and prepayments of the Term Loan shall not be subject to reborrowing. In connection with the making of the Term Loans, U.S. RealTel, Inc., shall issue to the Lenders warrants to purchase four hundred thousand (400,000) shares of common stock, par value $0.001 per share of U.S. RealTel, Inc., with an exercise price of $1.13 per share as allocated among the Lenders set forth on Schedule
2.1 hereto under the heading "Warrant Shares" which warrants shall be exercisable upon the issuance thereof for a period of ten (10) years.

      2.2 EVIDENCE OF DEBT. The Term Loan and the Loans made by each Lender to Borrowers thereunder shall be evidenced by a term note (each, a "TERM NOTE") payable to the order of such Lender, which note shall be in the form attached hereto as Exhibit B in an amount equal to such Lender's Term Loan Commitment.

      2.3 AMOUNT AND MAINTENANCE OF LOAN. The Term Loan will be made and maintained as a Fixed Rate Loan.

      2.4 INTEREST RATE. Unless otherwise provided in a writing evidencing such Liabilities and such writing is executed by Borrowers, Borrowers shall pay Lenders interest on the outstanding principal balance of the Term Loan from time to time at a rate equal to the Fixed Rate. Interest shall be payable from the date of such advance of the Loan to the day of repayment of such advance. Interest shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable as provided in Section 3.2. In no contingency or event whatsoever shall the rate or amount of interest paid by Borrowers under this Agreement or any of the Ancillary Agreements exceed the maximum amount permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. In the event that such a court determines that any Lender has received interest under this Agreement or under any Ancillary Agreement in excess of the maximum amount permitted by such law, (i) such Lender shall apply such excess to any unpaid principal owed by Borrowers to such Lender or, if the amount of such excess exceeds the unpaid balance of such principal, such Lender shall promptly refund such excess interest to Borrowers and (ii) the provisions of this Agreement shall be deemed amended to provide for such permissible rate. All sums paid, or agreed to be paid, by Borrowers which are, or which may be construed to be, compensation for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, spread and allocated throughout the term of all such indebtedness until the indebtedness is paid in full.

      2.5 BORROWING PROCEDURES. The Term Loan shall be subject to borrowing on the date of Closing and the Term Loan Commitment of each Lender shall expire and terminate on the date of Closing following the funding of that Lender's Term Loan Commitment. Borrowers shall provide each Lender with a written notice of borrowing in form and substance acceptable to such Lender ("NOTICE OF BORROWING") at Closing under the Term Loan.

      2.6 GENERAL PROVISION. All loans and advances by each Lender to Borrowers under this Agreement and the Ancillary Agreements shall constitute one loan and all indebtedness and obligations of Borrowers to such Lender under this Agreement and the Ancillary Agreements shall constitute one general obligation.

      2.7 DELIVERIES. The obligations of each Lender to make the Term Loan hereunder is subject to the following conditions precedent:

            (A) Loans. On or prior to the date hereof (hereinafter called the "CLOSING"), Borrowers shall have delivered or caused to be delivered to each Lender, each in form and substance satisfactory to such Lender, the following:

                  (i) The Term Notes, which shall be duly executed by Borrowers;

                  (ii) A certified (as of the date of the Closing) copy of
            resolutions of the board of directors of each Borrower authorizing the execution, delivery and performance of this Agreement, the Term Notes and each other document to be delivered pursuant hereto;

                  (iii) A Certificate (dated the date of the Closing) of the secretary of each Borrower as to the incumbency and signatures of the authorized officer of such Borrower signing this Agreement, the Term Notes and each other document to be delivered pursuant to this Agreement, as applicable;

                  (iv) A copy of each Borrower's certificate of incorporation and bylaws, together with a certificate (dated the date of the Closing) of the secretary of such Borrower to the effect that such certificates of incorporation and bylaws have not been amended since the date each document became effective;

                  (v) Certificates, as of the most recent dates practicable, of the Secretary of State of Delaware and the secretary of state of each state in which each Borrower is qualified as a foreign corporation, or in which it intends to do business following the receipt of proceeds of the Term Loan, as to the good standing of such Borrower;

                  (vi) Uniform Commercial Code, tax lien, bankruptcy and
            judgment searches concerning each Borrower and the WorldCom Parties from all offices and jurisdictions deemed appropriate by any Lender in such Lender's sole discretion, showing no other filing of record with respect to Borrowers' and their respective Subsidiary's assets except Permitted Liens;

                  (vii) An opinion of counsel to Borrowers addressed to each
            Lender in substantially the form of Exhibit C attached hereto;

                  (viii) The Warrants of U.S. RealTel, Inc., as provided in
            Section 2.1 hereof, in substantially the form of Exhibit D attached hereto with appropriate insertions;

                  (ix) An Intercreditor Agreement with the initial purchasers of the Convertible Notes in the form of Exhibit E attached hereto;

                  (x) An Intercreditor Agreement with the Senior Lender in the form of Exhibit F attached hereto;

                  (xi) A Notice of Borrowing duly executed by Borrowers;

                  (xii) Evidence of the cancellation of (A) options to purchase
            100,000 shares of common stock of U.S. RealTel for $1.00 per share issued to Charles McNamee and (B) options to purchase 100,000 shares of common stock, par value $0.001 per share of U.S. RealTel for $1.00 per share issued to Greg McGraw; and

                  (xiii) Such other documents as any Lender shall reasonably determine to be necessary or desirable.

            (B) Accuracy of Representations and Warranties. Each representation and warranty of Borrowers will be true and correct on the Closing Date; and

            (D) WorldCom Acquisition. All conditions precedent to consummation of the WorldCom Acquisition shall have been satisfied (without giving effect to any waiver thereof not approved by each Lender) other than payment of the purchase price for the WorldCom Assets thereunder; contemporaneously with or prior to the Loan, and all governmental authorizations, consents, approvals, licenses, permits, exemptions or other actions required in connection with the WorldCom Acquisition and the other transactions contemplated by this Agreement shall have been duly received and not been rescinded and Borrowers shall have so certified to each Lender and, to the extent requested by any Lender, delivered to such Lender copies thereof. The closing and consummation of (i) the loans related to the Senior Debt, (ii) the sale of the Convertible Notes and
      (iii) the WorldCom Acquisition shall have occurred contemporaneously with the making of the Loan.

      2.8 LOAN FEES. Borrowers shall pay each Lender an initial loan fee equal to 2.5% of such Lender's Term Loan Commitment. If the Term Loan is outstanding sixty (60) days after the Closing, Borrowers shall pay to each Lender an additional loan fee equal to 1.25% of the then outstanding principal balance of such Lender's Term Loan. If the Term Loan is outstanding ninety (90) days after the Closing, Borrowers shall pay to each Lender an additional loan fee equal to 1.25% of the then outstanding principal balance of such Lender's Term Loan. If the Term Loan is outstanding one hundred twenty (120) days after the Closing, Borrowers shall pay to each Lender an additional loan feeequal to 1.00% of the then outstanding principal balance of such Lender's Term Loan. The loan fees described above shall be cumulative and shall be payable on the earlier to occur of (A) Term Loan Maturity Date and (B) any other date on which each such Term Loan is paid in full or otherwise satisfied.

3.    PAYMENTS.

      3.1 LOAN ACCOUNT; METHOD OF MAKING PAYMENTS. Each Lender shall maintain a loan account (each, a "LOAN ACCOUNT") on its books in which shall be recorded
(i) all advances of the Loan made by such Lender to Borrowers pursuant to this Agreement, (ii) all payments made by Borrowers on the Loan and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with such Lender's customary accounting practices as in effect from time to time.

      3.2 PAYMENT TERMS. Any of the Liabilities paid to Lenders by Borrowers shall be paid to such Lender contemporaneously with payments made to each other Lender in immediately available funds and each payment shall be made pro rata based on their respective Term Loan Commitments at the address set forth in
Section 7.10. Subject to Section 6.2, the Liabilities will be payable as follows:

            (A) accrued interest shall be payable on the applicable Interest Payment Date;

            (B) fees, costs, expenses and similar charges shall be payable as and when provided for in this Agreement or the Ancillary Agreements; and

            (C) the outstanding principal balance of the Term Loan shall be payable in full on the Term Loan Maturity Date.

      Subject to the contemporaneous payment of the loan fees described in
Section 2.8, Borrowers may prepay all or any portion of the Term Loan, without penalty or premium, at any time and from time to time. After maturity (whether upon acceleration or otherwise) of any Liabilities, accrued interest on such Liabilities shall be payable upon demand.

      3.3 APPLICATION OF PAYMENTS AND COLLECTIONS. Each Lender shall apply all receipts with respect to payments on the Liabilities received by it from, or on behalf of, Borrowers first, to pay all fees and expenses due and payable to such Lender hereunder or under any Ancillary Agreements, second, to interest then due and payable on the Term Loan and third, to the unpaid principal on the Term Loan; provided, however, that upon an Event of Default, such Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections against the Liabilities in such manner as such Lender may deem appropriate, notwithstanding any entry by Lender upon any of its books and records. To the extent that Borrowers make a payment or payments to such Lender, which payment(s) or proceeds are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or proceeds received, the Liabilities intended to be satisfied shall be revived and shall continue in full force and effect, as if such payments or proceeds had not been received by such Lender.

      3.4 RECORDS. All advances to Borrowers, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by such Lender in its internal data control systems showing the date, amount and reason for each such debit or credit. The balance in the Loan Account, as set forth in such Lender's internal records, shall be rebuttably presumptive evidence of the amounts due and owing to such Lender by Borrowers.

4.    WARRANTIES AND REPRESENTATIONS.

      4.1 GENERAL WARRANTIES AND REPRESENTATIONS. Borrowers, jointly and severally, warrant and represent to each Lender that:

            (A) Borrowers and each of their respective Subsidiaries are corporations duly organized and validly existing and in good standing under the laws of the state of Delaware and are qualified or licensed as a foreign corporation to do business in any state where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect;

            (B) Borrowers have the right and power and are duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Ancillary Agreements and this Agreement and the Ancillary Agreements when duly executed and delivered will be legal, valid and binding obligations of Borrowers enforceable in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or the application of general equitable principles;

            (C) The execution, delivery and performance by Borrowers of this Agreement and the Ancillary Agreements shall not, by their execution or performance, the passing of time, the giving of notice or otherwise, constitute a violation of any applicable law, rule, regulation, judgment, order or decree applicable to or enforceable against Borrowers or a breach of any provision contained in Borrowers' certificate of incorporation or bylaws or contained in any material agreement, instrument, indenture or other document to which Borrowers are now a party or by which it or any of their property is bound;

            (D) Borrowers' use of the proceeds of any advances made by such Lender are, and will continue to be, legal and proper corporate uses (duly authorized by its board of directors, in accordance with any applicable law, rule or regulation) and such uses are consistent with all applicable laws, rules and regulations, as in effect as of the date hereof;

            (E) Borrowers and each of their respective Subsidiaries upon Closing and upon the consummation of the transactions contemplated by the WorldCom Acquisition has (i) capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature and Borrowers and each of their respective Subsidiaries own property, the fair saleable value of which is greater than the amount required to pay Borrowers' or such other Person's debts and (ii) good, indefeasible and merchantable title to and ownership of its assets free and clear of all Liens, other than Permitted Liens;

            (F) (i) Except as disclosed on Exhibit G there is no litigation, suit, action, proceeding, inquiry or investigation pending or, to the best of Borrowers' Knowledge, threatened against Borrowers or any of their respective Subsidiaries which if unfavorably determined would materially adversely affect the transactions contemplated hereby, or such Person's property, prospects assets, operations or condition (financial or otherwise) and (ii) neither Borrowers nor any of their respective Subsidiaries have any Indebtedness and have not guaranteed the obligations of any other Person other than Permitted Debt;

            (G) Borrowers and each of their respective Subsidiaries are not, to Borrowers' Knowledge, in violation of any applicable statute, rule, regulation or ordinance of any governmental entity, including, without limitation, the United States of America, any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, which violation could reasonably be expected to have a Material Adverse Effect;

            (H) Borrowers and each of their respective Subsidiaries are not in default under any indenture, loan agreement, mortgage, lease, trust deed, deed of trust or other similar agreement relating to the borrowing of monies to which they are a party or by which they or any of their property is bound;

            (I) Borrowers and each of their respective Subsidiaries are in compliance in all material respects with the requirements of ERISA and the regulations promulgated thereunder and, to the best of their Knowledge, there exists no event described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and 4043(b)(3) ("REPORTABLE EVENT");

            (J) Borrowers and each of their respective Subsidiaries have filed all federal, state and local tax returns and other reports, or has been included in consolidated returns or reports filed by an Affiliate, which such Person is required by law, rule or regulation to file and all material Charges that are due and payable have been paid;

            (K) Borrowers' execution and delivery of this Agreement and the Ancillary Agreements do not directly or indirectly violate or result in any violation by Borrowers of the Securities Exchange Act of 1934, as amended or any regulations issued pursuant thereto (the "EXCHANGE ACT"), including without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System (12 CFR 221, 207, 220 and 224, respectively) and Borrowers do not own or intend to purchase or carry any "MARGIN SECURITY," as defined in such regulations;

            (L) Except as set forth on Exhibit H, Borrowers have no Subsidiaries and do not own an equity interest in any other Person;

            (M) To the best of Borrowers' Knowledge, Borrowers, each of their respective Subsidiaries and each property (including underlying ground water), operation and facility that Borrowers or any of their respective Subsidiaries operates or controls are in compliance with all statutes, judicial or administrative orders, licenses, permits and governmental rules and regulations applicable to them, including, without limitation, Environmental Laws, the noncompliance which would be reasonably likely to have a Material Adverse Effect;

            (N) Borrowers possess adequate copyrights, patents, trademarks, trade secrets and computer software to conduct their businesses and all such intellectual property (other than computer software and trade secrets) in the possession of Borrowers as of the date of this Agreement are listed on Schedule 4.1(N);

            (O) Borrowers do not currently have any "rights plan" or other similar poison pill agreement that would in any way restrict any Lender or affiliate of any Lender from purchasing or owning shares of Borrowers' capital stock; and

            (P) Each of the documents filed by U.S. RealTel with the U.S. Securities and Exchange Commission ("SEC") complied when filed with all of the requirements of the Securities Act of 1933, as amended, and the Exchange Act, as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact required to be contained therein or necessary or necessary in order to make the statements therein not misleading. The Executive Summary of Cypress, Inc. dated March 2002 and the pro forma financial statements delivered to Lenders did not and do not contain any untrue statement of a material fact or omit to state any material fact required to be contained therein or necessary in order to make the statements therein not misleading and the projections and assumptions stated therein were made in good faith with reasonable basis therefor. Notwithstanding the foregoing, Borrowers make no representations and warranties as to the accuracy of the projections stated therein except as expressly set forth herein.

            (Q) The Form 10-K filed by U. S. RealTel on April 16, 2002, contains consolidated balance sheets of U.S. RealTel and its consolidated Subsidiaries, and the consolidated statements of income, stockholders' equity, and cash flows of the U.S. RealTel and its consolidated Subsidiaries for each of the three years ended December 31, 2000 and December 31, 2001, including notes thereto, and the opinion of BDO Seidman, LLP, independent certified public accountants with respect to such financial statements. The quarterly report on Form 10-Q filed by U.S. RealTel on May 20, 2002, contains the unaudited consolidated balance sheet of U.S. RealTel and its consolidated Subsidiaries at, and the unaudited consolidated statements of income, stockholders' equity, and cash flows of U.S. RealTel and its consolidated Subsidiaries for the period ended, March 31, 2002. All of the foregoing financial statements are complete and correct in all material respects and fairly present in all material respects the consolidated financial condition of U.S. RealTel and its consolidated Subsidiaries at the respective dates of said balance sheets and the consolidated results of operations of the U.S. RealTel and its consolidated Subsidiaries for the respective periods covered thereby. Such financial statements have been prepared in accordance with Regulation S-X promulgated by the SEC applied on a consistent basis throughout the periods involved (except as otherwise noted therein). There were no material liabilities, direct or indirect, fixed or contingent, of U.S. RealTel and its consolidated Subsidiaries as of the respective dates of such balance sheets that are not reflected therein or in the notes thereto.

      4.2 SURVIVAL OF WARRANTIES AND REPRESENTATIONS. Borrowers covenant, warrant and represent to each Lender that all representations and warranties of Borrowers contained in this Agreement and the Ancillary Agreements shall be true at the time of Borrowers' execution of this Agreement and the Ancillary Agreements, and shall survive the execution, delivery and acceptance by the parties and the closing of the transactions described in this Agreement.

5.    COVENANTS AND CONTINUING AGREEMENTS.

      5.1 AFFIRMATIVE COVENANTS. Borrowers covenant that they shall:

            (A) Fees and Costs. Pay to each Lender, on demand, any and all reasonable fees, costs or expenses which such Lender incurs arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers, by such Lender of proceeds of the Term Loan made by such Lender to Borrowers pursuant to this Agreement and (ii) the depositing for collection, by such Lender of any check or item of payment received or delivered to such Lender on account of the Liabilities;

            (B) Insurance. At their sole cost and expense, keep and maintain and cause each of their respective Subsidiaries to keep and maintain their assets and their businesses insured for its full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses and notify such Lender promptly of any event or occurrence causing a material loss or decline in value of its assets and the estimated (or actual, if available) amount of such loss or decline;

            (C) Financial Reports. Keep books of account and prepare the following which shall be furnished to such Borrowers boards of directors:

                  (i) as soon as available, but not later than one hundred
            twenty (120) days after the close of each fiscal year of U.S. RealTel, Inc., (a) financial statements of U.S. RealTel, Inc. and each of its Subsidiaries prepared on a consolidated basis (including a balance sheet, statement of income and retained earnings and cash flow, all with supporting footnotes) as at the end of such year and for the year then ended, all in reasonable detail as requested by such Lender and audited by a firm of independent certified public accountants of recognized standing selected by U.S. RealTel, Inc., and approved by such Lender, together with an unqualified opinion thereon from such certified public accountants and (b) internally prepared financial statements of U.S. RealTel, Inc., and each of its Subsidiaries prepared on a consolidating basis;

                  (ii) as soon as available, but no later than forty five (45)
            days after the end of each month, internally prepared consolidated financial statements of U.S. RealTel, Inc., and each of its Subsidiaries (including a balance sheet, statement of income and retained earnings and cash flow) as at the end of and for the portion of U.S. RealTel Inc.'s fiscal year then elapsed, all in reasonable detail as requested by such Lender and certified by U.S. RealTel Inc.'s principal financial officer as prepared in accordance with generally accepted accounting principles and fairly presenting in all material respects the financial position and results of operations of U.S. RealTel, Inc., and each of its Subsidiaries for such period (subject to normal year-end audit adjustments and omission of footnotes); and

                  (iii) such other data and information (financial and other) as such Lender, from time to time, may reasonably request, bearing upon or related to Borrowers' and/or any Subsidiary's financial condition or results of its operations, or the financial condition of any Person who is a guarantor of any of the Liabilities;

            (D) Litigation and Other Events. Notify such Borrower's board of directors, promptly upon Borrowers' learning of the institution or written threat of any litigation, suit, action, inquiry, investigation or administrative proceeding which could be reasonably likely to have a Material Adverse Effect, which questions the validity or fairness of the WorldCom Acquisition Agreement or the transactions contemplated thereby, including the WorldCom Acquisition or results in the occurrence of an Event of Default or Default;

            (E) Existence and Status. Maintain and preserve and cause each of their respective Subsidiaries to maintain and preserve its existence as a limited partnership, limited liability company or corporation, as applicable, in its state of formation and all rights, privileges, licenses, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its business in the ordinary course as conducted from time to time. Borrowers shall not take any action or suffer any action to be taken by others and will not permit any of their respective Subsidiaries to take any action or suffer any action which will alter, change or destroy its status as a limited partnership, limited liability company or corporation;

            (F) Use of Proceeds. Use proceeds of the Term Loan only for acquiring the WorldCom Assets as provided by the WorldCom Acquisition Agreement; and

            (G) Environmental Covenant. (a) Use and operate and cause each of their respective Subsidiaries to use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all hazardous substances and waste in material compliance with all applicable Environmental Laws; (b) immediately notify such Borrower's board of directors and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its or any of their respective Subsidiary's facilities and properties or compliance with Environmental Laws, and shall (i) promptly cure and have dismissed with prejudice to the satisfaction of each Lender any actions and proceedings relating to compliance with Environmental Laws or (ii) contest any such actions or proceedings in good faith by appropriate proceedings and establish adequate reserves therefor; and (c) provide such information and certifications which each Lender may reasonably request from time to time to evidence compliance with this subsection.

      5.2 NEGATIVE COVENANTS. Borrowers covenants that they shall not, without the prior written consent of each Lender:

            (A) Mergers and Acquisitions. Liquidate, dissolve or merge or consolidate with or acquire any Person; or permit any of their respective Subsidiaries to liquidate, dissolve or merge or consolidate with or acquire any Person or lose control (as such term is defined in the definition of "AFFILIATE") of any of their respective Subsidiaries except
      (i) as specifically contemplated by the WorldCom Acquisition Agreement,
      (ii) an acquisition of the stock and/or the assets of X/O 1, Inc., a Delaware corporation or (iii) a merger or consolidation of one Borrower with or into another Borrower;

            (B) Loans. Make any loans or other advances of money (other than salary and equity based compensation and cash bonuses not to exceed $500,000 to any single employee in any fiscal year expressly provided for in any of employment agreements with any of Borrowers' employees) to Affiliates, managers, officers, directors, employees or agents of Affiliates or Borrowers or to any other Person;

            (C) Capital Structure and Business. Make any material change in Borrowers' capital structure or in any of its business objectives, purposes and operations or permit any of their respective Subsidiaries to make any material change in such Subsidiary's capital structure or in any of its business objectives, purposes and operations, other than in connection with the WorldCom Acquisition Agreement;

            (D) Affiliate Transactions. Enter into, or be a party to, any transaction with any Affiliate or partner, stockholder, director, manager or officer of Borrowers or an Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrowers' business and upon fair and reasonable terms which are fully disclosed to such Borrower's board of directors and are no less favorable to Borrowers than could be obtained in a comparable arm's length transaction with a Person not an Affiliate or partner, stockholder, director, manager or officer of Borrowers or an Affiliate;

            (E) Governing Documents. Amend or otherwise modify or permit any of their respective Subsidiaries to amend or otherwise modify any term of its certificate of incorporation or bylaws or other governing document, as applicable, in effect on the date hereof;

            (F) Other Liens; Transfer of Assets. Except for Permitted Liens, pledge, mortgage, grant a security interest in or permit to exist a Lien on, encumber, assign, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or similar transaction, any of Borrowers' assets or permit any of their respective Subsidiaries to pledge, mortgage, grant a security interest in or permit to exist a lien on, encumber, assign, sell or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution or otherwise, any of such Subsidiary's assets;

            (G) Other Indebtedness. Incur or guaranty or permit any of their respective Subsidiaries to incur or guaranty any Indebtedness other than Permitted Debt;

            (H) Capital Structure. Neither Borrowers nor any of their respective Subsidiaries shall declare or pay a dividend or other distribution upon, purchase or redeem, or obligate themselves to purchase or redeem, any capital stock in Borrowers or such Subsidiary of any class, issued and outstanding from time to time, other than the redemption of U.S. RealTel Inc.'s Series A Preferred Stock in accordance with its terms. The Borrowers shall continue to own, directly or indirectly, the same (or greater) percentage of the ownership interest of each of their respective Subsidiaries that they held on the date of this Agreement, and no such Subsidiary shall issue any additional securities other than to the Borrowers; or

            (I) Rights Plan. Adopt or otherwise suffer to exist a "rights plan" or other similar poison pill agreement that would in any way restrict any Lender or any of such Lender's affiliates from purchasing or owning shares of Borrowers' capital stock.

      5.3 PAYMENT OF CHARGES. Borrowers shall pay promptly when due all of the Charges, except for any Charges that are being disputed by Borrowers in good faith through appropriate proceedings. In the event Borrowers, at any time or times, shall fail to pay or contest in good faith the Charges or to promptly obtain the satisfaction of such Charges, Borrowers shall promptly so notify each Lender and any Lender may, without waiving or releasing any obligation or liability of Borrowers under this Agreement or any Event of Default, in its sole discretion, at any subsequent time or times, make such payment or any part thereof (but shall not be obligated so to do), or obtain such satisfaction and take any other action which such Lender deems advisable. All sums so paid by such Lender and any expenses, including reasonable attorneys' fees, court costs, expenses and other related charges, shall be payable by Borrowers to such Lender upon demand and shall be additional Liabilities.

      5.4 INSURANCE; PAYMENT OF PREMIUMS. All policies of insurance on Borrowers and each of their respective Subsidiary's assets or otherwise required under this Agreement shall be in form and amount satisfactory to each Lender and with insurers reasonably recognized as adequate by such Lender. If Borrowers shall fail to obtain or maintain any of the policies required by this Section 5.4 or to pay any premium relating thereto, then any Lender, without waiving or releasing any obligation or Event of Default by Borrowers hereunder, may (but shall be under no obligation to do so) upon five (5) Business Days prior written notice to Borrowers, obtain and maintain such policies of insurance and pay such premiums and take any other action which such Lender deems advisable. All sums so disbursed by such Lender, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable by Borrowers to such Lender upon demand and shall be additional Liabilities.

      5.5 SURVIVAL OF OBLIGATIONS UPON TERMINATION OF AGREEMENT. Except as otherwise expressly provided for in this Agreement and in the Ancillary Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or the Ancillary Agreements shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of Borrowers or any Lender in any way with respect to (i) any transaction or event occurring prior to such termination or cancellation, or (ii) any of the undertakings, agreements, covenants, warranties and representations of Borrowers or such Lender contained in this Agreement or the Ancillary Agreements, until the Liabilities have been fully and indefeasibly paid and discharged at which time all such undertakings, agreements, covenants, warranties and representations shall terminate and be of no further force or effect.

6.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES.

      6.1 EVENT OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

            (A) (i) Either Borrower fails to pay any part of the Liabilities when due and payable or declared due and payable or (ii) either Borrower is in default in the payment of any Indebtedness in the aggregate in excess of $50,000 or (iii) any Subsidiary of any Borrower is in default on its Indebtedness in the aggregate in excess of $50,000, after giving effect to any cure period with respect thereto in any applicable documentation; or

            (B) Either Borrower or any of its Subsidiaries or any guarantor of the Liabilities fails or neglects to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement or in the Ancillary Agreements (other than a failure described in Section 6.1(A)), which is required to be performed, kept or observed by Borrowers or such Subsidiary or guarantor and the same is not cured to any Lender's satisfaction within thirty (30) days after any Lender gives Borrowers notice identifying such default; provided, however, that breach of any of the provisions, conditions or covenants contained in Sections 5.1 and 5.2 shall without notice or time to cure be an Event of Default; or

            (C) The occurrence of any default by either Borrower under any of the Ancillary Agreements or the WorldCom Acquisition Agreement and any other documents or instruments executed in connection therewith, after giving effect to any and all rights of such Borrower thereunder to cure such default; or

            (D) Any statement, warranty, representation, report, financial statement, or certificate made or delivered by Borrowers or any of their managers, officers, employees or agents to any Lender is not true and correct in any material respect on the date it was made or delivered or deemed re-made; or

            (E) Any of Borrowers' assets or any assets of any of their respective Subsidiaries are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days; or an application is made by any Person for the appointment of a receiver, trustee, or custodian for any of Borrowers' assets or any assets of any of their respective Subsidiaries and the same is not dismissed within forty-five (45) days after such application; or

            (F) An application is made by either Borrower for the appointment of a receiver, trustee or custodian for any of such Borrower's assets; or an application is made by any Subsidiary or any guarantor of the Liabilities for the appointment of a receiver, trustee or custodian for any of such Person's assets; or any case or proceeding is filed by or against either Borrower, any of their respective Subsidiaries or any such guarantor for its dissolution, liquidation, or termination; or such Borrower or any such Subsidiary ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; or

            (G) A notice of lien, levy or assessment is filed of record with respect to all or any substantial portion of either Borrower's or any of their Subsidiary's assets by the United States, or any department, agency or instrumentality, or by any state, county, municipal or other governmental agency including, without limitation, the Pension Benefit Guaranty Corporation, or any taxes or debts owing to any of the foregoing becomes a lien or encumbrance upon any of either Borrower's or upon any of their Subsidiary's assets and such lien or encumbrance is not released within thirty (30) days after its creation; or

            (H) Judgment(s) is or are rendered against either Borrower or any of their respective Subsidiaries in the aggregate in excess of $100,000 and such Person fails to either discharge the judgment or commence appropriate proceedings to appeal such judgment(s) within the applicable appeal period or, after such appeal is filed, such Person fails to diligently prosecute such appeal or such appeal is denied; or

            (I) A petition under any section or chapter of the United States Bankruptcy Code or any similar law or regulation is filed by or against either Borrower, any of their respective Subsidiaries or any guarantor of the Liabilities and, if filed against such Borrower, any such Subsidiary or any such guarantor, is not dismissed within forty-five (45) days after filing; or either Borrower, any of their Subsidiaries or any such guarantor makes an assignment for the benefit of its creditors or such Borrower or any such Subsidiary becomes insolvent, fails generally to pay its debts as they become due or admits its inability to pay its debts as they become due; or

            (J) Borrowers fail within fifteen (15) days after the occurrence of any of the following events, to furnish each Lender with appropriate notice thereof: (i) the happening of a Reportable Event with respect to any profit sharing or pension plan governed by ERISA (such notice shall contain the statement of the chief financial officer of the respective Borrower setting forth details as to such Reportable Event and the action which such Borrower or the applicable Subsidiary proposes to take with respect thereto and a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation), (ii) the termination of any such plan, (iii) the appointment of a trustee by an appropriate United States District Court to administer any such plan, or (iv) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan; or

            (K) Borrowers fails to: (i) notify each Lender promptly upon receipt by either Borrower or any of their respective Subsidiaries of any notice of the institution of any proceeding or other actions which may result in the termination of any profit sharing or pension plan; or (ii) acquire and maintain or cause any Subsidiaries to acquire and maintain, when available, the contingent employer liability coverage insurance provided for under Section 4023 of ERISA in an amount satisfactory to each Lender; or

            (L) Any guaranty, if any, of the Term Loan shall be repudiated or become unenforceable or incapable of performance; or

            (M) Any Person(s) presently not in control of Borrowers or any of their respective Subsidiaries shall obtain control directly or indirectly of such Borrower or such Subsidiary; or

            (N) any of the WorldCom Parties, shall dissolve or become insolvent, a voluntary or involuntary petition in bankruptcy, receivership or other action concerning creditors' rights shall be filed with respect to any of the WorldCom Parties, any of the WorldCom Parties shall make an assignment for the benefit of creditors or any of the WorldCom Parties shall breach any of the WorldCom Agreements, in each case which has a material adverse effect on the WorldCom Assets or the WorldCom Business, or the ability of the WorldCom Parties to satisfy their obligations under any of the WorldCom Agreements is otherwise impaired in a manner which has a material adverse effect on the WorldCom Assets or the WorldCom Business, or an event of default shall occur under the WorldCom Agreements which has a material adverse effect on the Assets or the Business (collectively a "WorldCom Default").

      6.2 ACCELERATION OF THE LIABILITIES. If (a) any Event of Default described in Section 6.1(I) shall occur, all Term Notes shall become immediately due and payable, without presentment, demand, protest or notice of any kind, or any action by any of the Lenders; and (b) any other Event of Default shall occur (other than an Event of Default described in Section 6.1(I)), each Lender may declare such Lender's Term Note to be immediately due and payable, whereupon such Lender's Term Note shall become immediately due and payable, without presentment, demand, protest or notice of any kind. Each Lender shall promptly advise Borrowers and the other Lenders of any such declaration, but failure to do so shall not impair the effect of such declaration.

      6.3 DEFAULT INTEREST RATE. To compensate each Lender for additional unreimbursed costs resulting from the occurrence of an Event of Default, including without limitation, acts associated with the uncertainty of future funding and additional supervisory and administrative efforts, upon and after an Event of Default and after notice thereof is given to Borrowers, the Liabilities shall continue to bear interest, calculated daily on the basis of a 360-day year at the Fixed Rate plus additional post-default interest at the rate of three percent (3%) per year until the Liabilities are paid in full.

      6.4 EFFECT OF A WORLDCOM DEFAULT. Upon the occurrence of an Event of Default set forth in Section 6.1(N) hereof, without any notice to Borrowers or any act by Lenders, all amounts payable by Borrowers hereunder or the Convertible Notes shall be immediately due and payable, pro rata among the Lenders and the holder of the Convertible Notes on a pari passu basis without presentment, demand, protest or notice of any kind, all of which are waived by Borrowers.

7.    MISCELLANEOUS.

      7.1 MODIFICATION OF AGREEMENT; SALE OF INTEREST. This Agreement and the Ancillary Agreements may not be modified, altered or amended, except by an agreement in writing signed by Borrowers and each Lender. Borrowers may not sell, assign or transfer all or any portion of the Loan, this Agreement or the Ancillary Agreements, including, without limitation, Borrowers' right, title, interest, remedies, powers, or duties other than to an Affiliate of any Lender. Lenders shall not have the right to participate, sell, assign, transfer or otherwise dispose of, at any time or times, the Loan this Agreement or the Ancillary Agreements, including, without limitation, such Lender's right, title, interest, remedies, powers, or duties therein without the prior written consent of Borrowers, which consent shall not be unreasonably withheld.

      7.2 ATTORNEYS' FEES AND EXPENSES; LENDER'S OUT-OF-POCKET EXPENSES. If, at any time or times, whether prior or subsequent to the date of this Agreement and regardless of the existence of a Default or an Event of Default, any Lender incurs legal or other costs and expenses or employs counsel, accountants or other professionals for advice or other representation or services in connection with:

            (A) The preparation, negotiation and execution of this Agreement, all Ancillary Agreements, any amendment of or modification of this Agreement or the Ancillary Agreements;

            (B) Any litigation, contest, dispute, suit, proceeding or action (whether instituted by any Lender, any Borrower or any other Person) in any way relating to this Agreement or the Ancillary Agreements; or

            (C) Any attempt to enforce any rights of any Lender or any Participant against Borrowers or any other Person which may be obligated to such Lender or such Participant by virtue of this Agreement or the Ancillary Agreements;

then, in any such event, the reasonable attorneys' and paralegals' fees and expenses arising from such services and all expenses, costs, charges and other fees of or paid by such Lender in any way or respect arising in connection with or relating to any of the events or actions described in this Section 7.2 shall be payable by Borrowers to such Lender upon demand and shall be additional Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include accountants' fees, costs and expenses; court costs, fees and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; courier charges; telegram and telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of all such services.

      7.3 NO OFFSET; RIGHT TO CHARGE ACCOUNTS. All payments due to any Lender shall be made in immediately available funds, without setoff or counterclaim.

      7.4 WAIVER BY LENDER. Any Lender's failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or of any Ancillary Agreement shall not constitute a waiver, or affect or diminish any right of such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by any Lender of an Event of Default under this Agreement or any Ancillary Agreement shall not suspend, waive or affect any other Event of Default under this Agreement or the Ancillary Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or the Ancillary Agreements and no Event of Default under this Agreement or the Ancillary Agreements shall be deemed to have been suspended or waived by such Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of such Lender and directed to Borrowers specifying such suspension or waiver.

      7.5 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      7.6 PARTIES; ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the respective successors and assigns of Borrower and each Lender. Borrowers' successors and assigns shall include, without limitation, a trustee, receiver or debtor-in-possession of or for Borrowers. Nothing contained in this Section 7.6 shall be deemed to modify
Section 7.1. This Agreement is the complete statement of the agreement by and between Borrowers and each Lender and supersedes all prior negotiations, understandings and representations between them with respect to the subject matter of this Agreement.

      7.7 CONFLICT OF TERMS. The provisions of the Ancillary Agreements are incorporated in this Agreement by this reference. Except as otherwise provided in this Agreement and except as otherwise provided in the Ancillary Agreement, by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any Ancillary Agreement, the provision contained in this Agreement shall govern and control.

      7.8 WAIVER BY BORROWERS. Except as otherwise provided for in this Agreement, Borrowers waives presentment, demand and protest, notice of protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all notes, commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrowers may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard.

      7.9 WAIVER AND GOVERNING LAW. THE TERM LOAN EVIDENCED HEREBY HAS BEEN MADE, AND THIS AGREEMENT HAS BEEN DELIVERED, AT ATLANTA, GEORGIA, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF DELAWARE. BORROWERS (I) WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS;
(II) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN FULTON COUNTY, GEORGIA, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS; (III) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT BORROWERS MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE

CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (V) AGREE NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST LENDER OR ANY OF LENDER'S TRUSTEE'S, EMPLOYEES, AGENTS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS IN ANY COURT OTHER THAN ONE LOCATED IN FULTON COUNTY, GEORGIA. BORROWERS WAIVE PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN SECTION 7.10. SHOULD BORROWERS FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SERVED WITHIN THIRTY
(30) DAYS AFTER THE RECEIPT THEREOF, IT SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR IMPAIR ANY LENDER'S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR ANY LENDER'S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

      7.10 NOTICE. Except as otherwise provided in this Agreement, any notice required shall be in writing and shall be deemed to have been validly served, given or delivered upon (i) delivery in person, by messenger or overnight courier service, (ii) the day after transmission by facsimile, (iii) or five (5) Business Days after deposit in the United States certified or registered mails, with proper postage prepaid, addressed to the party to be notified as follows:

         (a)   If to the Oliver Lenders, at:

                        112 W. Jefferson Boulevard
                        Suite 613
                        South Bend, Indiana  46601
                        Attention:  Ross J. Mangano
                        Fax:  (219) 232-8223
               with a copy to:

                        Ungaretti & Harris
                        3500 Three First National Plaza
                        Chicago, Illinois  60602
                        Attention:  Gary I. Levenstein, Esq.
                        Fax:  (312) 977-4405

         (b)   If to Noro-Moseley:

                        Noro-Moseley Partners V. LP
                        9 North Parkway Square
                        4200 Northside Parkway
                        Atlanta, Georgia  30327
                        Attention:  Steve Nussrallah
                        Fax:   (678) 258-4310


               with a copy to:

                        King & Spalding
                        191 Peachtree Street
                        Atlanta, Georgia  30303
                        Attention:  William R. Spalding
                        Fax:  (404) 572-5100

         (c)   If to Wakefield:

                        Wakefield Group III LLC
                        1110 East Morehead Street
                        Charlotte, North Carolina  28204
                        Attention:  Michael Elliott
                        Fax:  (704) 372-8216

         (d)   If to Borrowers, at:

                        U.S. RealTel, Inc.
                        Fifteen Piedmont Center
                        3575 Piedmont Road, Suite 100
                        Atlanta, Georgia  30305
                        Attention:  Chief Executive Officer
                        Fax:  (404) 442-0057
               with a copy to:

                        Smith, Gambrell & Russell, LLP
                        1230 Peachtree Street
                        Suite 3100
                        Atlanta, Georgia  30309
                        Attention: Bruce W. Moorhead, Jr.
                        Fax:  (404) 685-6960

or to such other address or facsimile number as each party may designate for itself by like notice.

      7.11 SECTION TITLES, ETC. The section titles and table of contents, if any, contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. All Exhibits and Schedules which are referred to herein or attached hereto are incorporated by reference.

      7.12 OLIVER LENDERS. Each of the Oliver Lenders hereby agree that any single trustee of any of such trusts, acting alone, shall be authorized on behalf of the Oliver Lenders to take any action on the Oliver Lenders' behalf as may be permitted to be taken or required to be taken by the Lender under the provisions of this Agreement and each Ancillary Agreement. Borrowers consent to the provisions of this Section 7.12.

      7.13 TAX TREATMENT. Borrowers and each of the Lenders shall mutually agree upon of the treatment of the Term Loans, the Loan Fees and the Warrants for tax purposes within ninety days of the date hereof. Following such determination, Borrowers and Lenders shall cause all tax returns and financial statements (including any amended returns or claims for refund) filed by any of them to be consistent with such allocation.

8.    CROSS-GUARANTY.

      8.1 CROSS-GUARANTY. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to each Lender and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Liabilities owed or hereafter owing to each Lender by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 8 shall not be discharged until payment and performance, in full, of the Liabilities has occurred, and that its obligations under this Section 8 shall be absolute and unconditional, irrespective of, and unaffected by, the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Ancillary Agreement or any other agreement, document or instrument to which any Borrower is or may become a party; the absence of any action to enforce this Agreement (including this Section 8) or any other Ancillary Agreement or the waiver or consent by each Lender with respect to any of the provisions thereof; the existence, value or condition of, or failure to perfect its Lien against, any security for the Liabilities or any action, or the absence of any action, by each Lender in respect thereof (including the release of any such security); the insolvency of any Borrower; or any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Liabilities guaranteed hereunder.

      8.2 WAIVERS BY BORROWERS. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel any Lender to marshal assets or to proceed in respect of the Liabilities guaranteed hereunder, against any other party or against any security for the payment and performance of the Liabilities before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower and each Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the Ancillary Agreements and that, but for the provisions of this Section 8.2 and such waivers, the Lenders would decline to enter into this Agreement.

      8.3 BENEFIT OF GUARANTY. Each Borrower agrees that the provisions of this
Article 8 are for the benefit of each Lender and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower or any Lender, the obligations of such other Borrower under this Agreement and the Ancillary Agreements.

      8.4 SUBORDINATION OF SUBROGATION, ETC. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, and except as set forth in Section 8.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Liabilities any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Liabilities are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit each Lender and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 8.4, and that each Lender and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 8.4.

      8.5 ELECTION OF REMEDIES. If any Lender may, under applicable law, proceed to realize its benefits under this Agreement or any Ancillary Agreement giving such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 8. If, in the exercise of any of its rights and remedies, any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by such Lender and waives any claim based upon such action, even if such action by such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by such Lender. Any election of remedies that results in the denial or impairment of the right of any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Liabilities. In the event any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or this Agreement or any Ancillary Agreements, such Lender may bid all or less than the amount of the Liabilities and the amount of such bid need not be paid by such Lender but shall be credited against the Liabilities. The amount of the successful bid at any such sale, whether such Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Liabilities shall be conclusively deemed to be the amount of the Liabilities guaranteed under this Section 8, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which any Lender might otherwise be entitled but for such bidding at any such sale.

      8.6 LIMITATION. Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Section 8 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and (ii) the amount that could be claimed by Lenders from such Borrower under this Section 8 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 8.7.

      8.7 CONTRIBUTION WITH RESPECT TO GUARANTY OBLIGATIONS. To the extent that any Borrower shall make a payment under this Section 8 of all or any of the Liabilities (other than Loans made directly to that Borrower) (a "GUARANTOR PAYMENT") that exceeds the amount such Borrower would otherwise have paid if each Borrower had paid the aggregate Liabilities satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Liabilities and termination of the Commitments) such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the "ALLOCABLE AMOUNT" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 8.7 without rendering such claim voidable or avoidable under
Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. This Section 8.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 8.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 8.7. Nothing contained in this Section 8.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing. The rights of the indemnifying Borrowers against other Borrower under this Section 8.7 shall be exercisable upon the full and indefeasible payment of the Liabilities and the termination of the commitments by the Lenders.

      8.8 LIABILITY CUMULATIVE. The liability of Borrowers under this Section 8 is in addition to and shall be cumulative with all liabilities of each Borrower to each Lender under this Agreement and the Ancillary Agreements to which such Borrower is a party or in respect of any Liabilities or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

                           [signature pages attached]

      This Agreement has been duly executed as of the day and year first written above.

                                  BORROWERS:

                                  U.S. REALTEL, INC., a Delaware corporation

                                  By: _______________________________________
                                  Name:
                                  Title:

                                  CYPRESS COMMUNICATIONS, INC., a Delaware corporation

                                  By: _______________________________________
                                  Name:
                                  Title:

                                  LENDERS:

                                  J. OLIVER CUNNINGHAM TRUST, dated February 26, 1971, an Indiana trust

                                  By: _______________________________________
                                  Name:  Ross J. Mangano
                                  Title: Trustee

                                  ANNE. C. MCCLURE TRUST, dated February 26,
                                  1971, an Illinois trust

                                  By: _______________________________________
                                  Name:  Ross J. Mangano
                                  Title: Trustee

                                  JANE C. WARRINER TRUST, dated February 26,
                                  1971, an Indiana trust

                                  By: _______________________________________
                                  Name:  Ross J. Mangano
                                  Title: Trustee

Loan Agreement

                                  NORO-MOSELEY PARTNERS V, L.P., a Georgia limited partnership

                                  By: _______________________________________
                                  Name:
                                  Title:

                                  WAKEFIELD GROUP III LLC, a North Carolina limited liability company

                                  By: _______________________________________
                                  Name:
                                  Title:

Loan Agreement

                                   EXHIBIT A-1

                                 Permitted Debt

      In consideration of a $32 million financing commitment delivered to Cypress by the Oliver Lenders, the Issuer and Cypress have agreed to pay the Oliver Lenders a fee equal to $500,000, of which $400,000 remains outstanding.

      Pursuant to a consulting agreement between Cypress and Salisbury Ventures, L.L.C. ("Salisbury"), dated April 8, 2002, Cypress has agreed to pay Salisbury success fees equal to $150,000 in connection with the capital raised in connection with the WorldCom acquisition and consulting fees.

      $1,000,000 Risk Allocation Fee payable to the Oliver Lenders pursuant to a letter agreement among the Oliver Lenders and Borrowers dated July 16, 2002.

                                   EXHIBIT A-2

                                 Permitted Liens

                                                                                   LIEN TYPE/
       ENTITY                       LIENOR               JURISDICTION               FILE NO.                      DATE
       ------                       ------               ------------              ----------                     ----


U.S. REALTEL, INC.                   None

CYPRESS COMMUNICATIONS,        Imperial Capital        CA Secty of State       UCC-1 #9908560069                 03/17/99
INC.                             Corporation

                                Cisco Systems          CA Secty of State       UCC-1 #0110360188                 04/10/01
                                   Capital
                                 Corporation

                                Cisco Systems          WA Secty of State       UCC-1 #01-100-0027                04/10/01
                                   Capital
                                 Corporation

                                Cisco Systems          Fulton County, GA       UCC-1 #060200104964               03/16/01
                                   Capital
                                 Corporation

                                  Powertel/            Dekalb County, GA       UCC-1 #044-98-011750              12/01/98
                                Atlanta, Inc.

                               Imperial Capital        Bacon County, GA        UCC-1 ####-##-####                03/22/99
                                    Corp.

                               Hewlett Packard         Barrow County, GA       UCC-1 #007-00-010809              11/13/00
                                   Company

                               EMC Corporation        Gwinnett County, GA      UCC-1 #67-01-000664               01/17/01
                                                                               UCC-3 #67-01-003166               03/21/01
                                                                               (assigned to Fleet
                                                                               Business Credit, Inc.)

                                 GTE Leasing          Gwinnett County, GA      UCC-1 #078-00-012749              11/09/00
                                 Corporation
                               Verizon Credit,
                                     Inc.

                                Cisco Systems          Fulton County, GA       UCC-1 #060-01-04964               03/16/01
                                Capital Corp.

                                Cisco Systems          DE Secty of State       UCC-1 #20010237466                03/15/01
                                Capital Corp.

                                                                                   LIEN TYPE/
       ENTITY                       LIENOR               JURISDICTION               FILE NO.                      DATE
       ------                       ------               ------------              ----------                     ----

CYPRESS COMMUNICATIONS,          Ditch Witch           FL Secty of State       UCC-1 #980000231935               10/16/98
INC. (BEING ACQUIRED          Trencher, Inc. of
FROM INTERMEDIA)                   Florida

                                   Leasetec            FL Secty of State       UCC-1 #990000124223               06/02/99
                                 Corporation

                                   Leasetec            FL Secty of State       UCC-1 990000124225                06/02/99
                                 Corporation

                                Cisco Systems          FL Secty of State       UCC-1 200100008045                01/10/01
                                   Capital
                                 Corporation

                                NationsCredit          FL Secty of State       UCC-1 200100092136                04/27/01
                                  Commercial
                                 Corporation

                                Cisco Systems          PA Secty of State       UCC-1 29370340 as amended         09/10/98
                                   Capital                                     by 30311623
                                 Corporation

CYPRESS COMMUNICATIONS,       Tennant Financial        CA Secty of State       UCC-1 #9935560366                 12/15/99
INC. (BEING ACQUIRED               Services
FROM SHARED
TECHNOLOGIES FAIRCHILD)

                               Citicorp Vendor         DE Secty of State       UCC-1 #10688486                   07/12/01
                                   Finance

                                    Lucent             GA Secty of State       UCC-1 #033-97-018798              12/31/97
                              Technologies, Inc.

                                 Pitney Bowes          TX Secty of State       UCC-1 98-096651                   05/11/98
                              Credit Corporation

CYPRESS COMMUNICATIONS,          NEC America           DE Secty of State       UCC-1: 20987804                   12/15/99
INC. (BEING ACQUIRED
FROM SHARED
TECHNOLOGIES FAIRCHILD
TELECOM)

                                                                                   LIEN TYPE/
       ENTITY                       LIENOR               JURISDICTION               FILE NO.                      DATE
       ------                       ------               ------------              ----------                     ----

SITECONNECT, INC.             Financial Pacific        WA Secty of State       UCC-1 #98-054-0472                02/23/98
                                 Leasing, LLC                                  (assignee: Bank of                04/20/99
                                                                               America NT & SA) UCC-1
                                                                               #99-110-0144 (assigned to
                                                                               Norwest Bank MN, N.A.)

                              The Manifest Group       WA Secty of State       UCC-1 #98-279-0238                10/06/98

                               Paradyne Credit         WA Secty of State       UCC-1 #00-059-0237                02/28/00
                                    Corp.

                             EXHIBIT B (SECTION 2.2)

                               Form of Term Notes

                         EXHIBIT C (SECTION 2.7(A)(vii))

                           Form of Opinion of Counsel

                        EXHIBIT D (SECTION 2.7(A)(viii))

                                 Form of Warrant

                         EXHIBIT E (SECTION 2.7(A)(ix))

                   Form of Noteholder Intercreditor Agreement

                          EXHIBIT F (SECTION 2.7(A)(x))

                  Form of Senior Lender Intercreditor Agreement

                           EXHIBIT G (SECTION 4.1(F))

                                   Litigation

Stephen Baron v. Cypress Communications, Inc., et al., Case No. SC 070743, filed February 11, 2002, before the Superior Court of the State of California for the County of Los Angeles West District. Stephen Baron is a former customer who has filed a complaint that includes claims for breach of contract, fraud, negligent misrepresentation, negligence, and restitution of payments obtained under duress. Cypress has responded to written discovery requests to Plaintiff for the production of documents, and Cypress intends to serve written discovery requests upon Plaintiff shortly. Plaintiff has noticed Roy Cantu and Rosie Gonzalez for deposition during the week of June 18, 2002. Plaintiff's attorney made a settlement offer of $35,000 to which we counter offered with $3,000. Given the current posture of the case, assessment of the likelihood of a materially adverse outcome is not possible.

RealTel de Argentina, S.A. was involved in mediation with Gabriel Mauricio Melzi regarding payment of $150,000 owed for the acquisition of his shares in this entity. A recent settlement was reached and as soon as the Issuer receives the settlement agreement, it will pay $131,190 to Mr. Melzi.

                           EXHIBIT H (SECTION 4.1(L))

                                  Subsidiaries

SUBSIDIARIES OF U.S. REALTEL, INC.

CYPRESS COMMUNICATIONS, INC., a Delaware corporation

REALTEL DE ARGENTINA, S.A., an Argentina corporation - USRT owns 71% of this sub

REALTEL DO BRASIL, S.A., a Brazil corporation - USRT owns 89% of this sub

SUBSIDIARIES OF CYPRESS COMMUNICATIONS, INC.

CYPRESS COMMUNICATIONS OPERATING COMPANY, INC., a Delaware corporation

CYPRESS COMMUNICATIONS HOLDING COMPANY OF VIRGINIA, INC., a Virginia corporation

CYPRESS COMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation

SITECONNECT, INC., a Washington corporation

SUBSIDIARIES OF CYPRESS COMMUNICATIONS INTERNATIONAL, INC.

CYPRESS CANADA COMMUNICATIONS INC., a Canadian corporation

                                  SCHEDULE 2.1

                    Term Loan Commitments and Warrant Shares

                                      Term Loan Commitments       Warrant Shares

J. Oliver Cunningham Trust                 $2,070,000                 103,500
Anne C. McClure Trust                      $2,070,000                 103,500
Jane C. Warriner Trust                     $2,070,000                 103,500
Noro-Moseley Partners V, L.P.              $1,460,000                  73,000
Wakefield Group III, LLC                   $  330,000                  16,500
                                           ----------              ----------

Total                                      $8,000,000                 400,000
                                           ==========              ==========

                                 SCHEDULE 4.1(N)

                              Intellectual Property

      "SMARTWATCH" - Cypress' firewall product, 75/758,999, July 23, 1999